                                                                      Exhibit 12
DELTA AIR LINES, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In millions, except ratios)

                                                             -------      -------      -------      -------      -------
                                                               1998        1997          1996         1995         1994
                                                             -------      -------      -------      -------      -------
Earnings (loss):
     Earnings (loss) before income taxes and cumulative
     effect of accounting change                             $ 1,648      $ 1,415      $   276      $   494      $  (660)

Add (deduct):
     Fixed charges from below                                    669          673          582          665          689
     Interest capitalized                                        (38)         (33)         (26)         (30)         (33)
     Interest offset on Guaranteed Serial ESOP Notes              --           --           (2)          (4)         (14)
                                                             -------      -------      -------      -------      -------
Earnings (loss) as adjusted                                  $ 2,279      $ 2,055      $   830      $ 1,125      $   (18)

Fixed charges:
     Interest expense                                        $   186      $   207      $   269      $   292      $   304
     Portion of rental expense representative of the
       interest factor                                           483          466          311          369          371
     Additional interest on Guaranteed Serial ESOP Notes          --           --            2            4           14
                                                             -------      -------      -------      -------      -------
Total fixed charges                                          $   669      $   673      $   582      $   665      $   689

Ratio of earnings to fixed charges                              3.41         3.05         1.43         1.69           --

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Earnings for fiscal years ended June 30, 1994 were inadequate to cover fixed charges. Additional earnings of $707 million for the fiscal year ended June 30, 1994 would have been necessary to bring the ratio to 1.0.